Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

July 29, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period June 1, 2011 through June 30, 2011 except as otherwise expressly noted.

Provisional financial information as of June 30, 2011 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended June 30, 2011.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the statements of operations for the month ended June 30, 2011:

Estimated financial data of the Company for the month ended June 30, 2011

The estimated and unaudited financial data of the Company as of June 30, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	May 31, 2011	June 30, 2011
Net revenue	$—	$—
Operating income (expense)	$(4,314)	$(7,226)

Profit /(Loss) from operations	$(4,314)	$(7,226)
Other income (expenses), net	$(569)	$213
Preferred Stock:
-Deemed Dividend	$—	$(5,511)

EBITDA	$(4,883)	$(12,524)
Depreciation and amortization	$(223)	$(199)
Amortization of debt discount and issuance costs	$(5)	$(118)
Interest expense	$(53)	$(92)

Net profit /(loss) attributable to common shareholders	$(5,164)	$(12,933)

Estimated research and development expenses were $1.8 million for the month May 2011 and $3.9 million for the month June 2011.

Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of May 31, 2011 and June 30, 2011, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	May 31, 2011	June 30, 2011
Cash and cash equivalents	$37,734	$38,887

Long term obligations, current portion	$(1,715)	$(1,705)
Convertible senior notes	$(12,202)	$(12,314)
Net Financial Standing, current portion	$23,817	$24,868

Long term obligations, less current portion	$(3,987)	$(3,442)
Net Financial Standing, less current portion	$(3,987)	$(3,442)
Net Financial Standing	$19,830	$21,426

The total estimated and unaudited net financial position of the Company as of June 30, 2011 was approximately $21,426 (in thousands of U.S. dollars).

The Company’s 5.75% Convertible Senior Notes with a maturity date of December 15, 2011 come due within the next twelve months.

The Company had no debt that matured during the month of June 2011.

Outstanding notes

The following tables disclose information about the Company’s outstanding Convertible Senior Notes as of June 30, 2011, compared with the same information as of May 31, 2011:

Convertible Notes–June 30, 2011

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding as of May 31, 2011 ($)	Number of Common Stock Reserve as of May 31, 2011	Principal/ Aggregated Stated Value Outstanding as of June 30, 2011 ($)	Number of Common Stock Reserve as of June 30, 2011
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	60,627	10,913,000	60,627

Totals		10,913,000	60,627	10,913,000	60,627

Debt Restructuring Program

In June 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Regulatory Matters and Products in Development

Pixantrone

On March 3, 2011, the Company announced that it has met with officials of the U.S. Food and Drug Administration’s (“FDA”) Office of New Drugs (“OND”) and presented its arguments supporting the Company’s belief that the data contained in its New Drug Application (“NDA”) 22-481 for pixantrone support the conclusion that pixantrone is effective for its planned use. On May 3, 2011 the Company announced that the Company would resubmit the NDA in consideration for accelerated approval in accordance with guidance from FDA’s OND following receipt of the FDA’s OND response to the Company’s appeal to the FDA, which provided the Company with the opportunity to resubmit the NDA to the FDA with additional information for consideration of accelerated approval of the NDA based on the PIX 301 trial. In the FDA’s response to the Company’s appeal, the FDA requested that the Company submit two items — an additional review of radiographs by an independent panel and additional information regarding circumstances of stopping the clinical trial prior to achieving the planned accrual to assure reviewers that efficacy assessments were not involved in the decision to stop accrual early. As announced on June 14, 2011, the Company has met with the FDA’s Division of Oncology Drug Products (the “DODP”). The meeting provided guidance for re-submitting the Company’s NDA for pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) including the potential for accelerated approval of the NDA based on the PIX301 study result. The Company plans to submit the requested information, as well as the other relevant data requested in the FDA’s Complete Response Letter received by the Company. The DODP confirmed that the NDA would be reviewed within six months from the resubmission of the NDA. The Company anticipates filing the additional information later this year, and could obtain FDA approval in the first half of 2012.

Corporate Transactions and Assignment of Assets

With respect to the period from June 1, 2011 through June 30, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

On May 3, 2011, the Company’ received a notification of non-compliance from the staff of The NASDAQ Stock Market LLC (the “NASDAQ”). The notification stated that the Company had not regained compliance with NASDAQ Listing Rule 5550(a)(2) because the Company’s common stock, no par value per share (the “Common Stock”), did not maintain a minimum closing bid price of $1.00 per share over a period of at least ten consecutive business days ending on or prior to May 2, 2011. As a result of the notification of non-compliance, the Common Stock was subject to delisting unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). The Company requested a hearing before the Panel. Accordingly, the Common Stock continued to trade on The NASDAQ Capital Market pending the issuance of the Panel’s decision following the hearing.

As announced on May 6, 2011, the Company’s Board of Directors approved a reverse stock split following the Company’s receipt of the notification of non-compliance from the staff of NASDAQ. On May 13, 2011, the Company filed Articles of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington to implement the Company’s 1-for-6 reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split was effective on May 15, 2011 (the “Effective Date”). As a result of the Reverse Stock Split, every six shares of Common Stock that were held as of the Effective Date were converted into one share of Common Stock.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on the Mercato Telematico Azionario stock market (the “MTA”) in Italy and The NASDAQ Capital Market in the United States on May 16, 2011.

On June 1, 2011, the Company announced that it had received a letter from NASDAQ indicating that the Company has regained compliance with the minimum bid price rule (i.e., NASDAQ Listing Rule 5550(a)(2)) for continued listing on The NASDAQ Capital Market and that the Company is in compliance with all applicable listing standards. Therefore, the scheduled hearing, which the Company previously announced in a press release dated May 6, 2011, before the Panel was cancelled and the Common Stock continues to be listed and traded on The NASDAQ Stock Market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of Common Stock issued and outstanding as of May 31, 2011 and June 30, 2011 was 175,160,590 and 175,229,878, respectively.

During the month of June 2011, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the issuance of 64,000 shares of Common Stock relating to restricted stock awards granted under the Company’s 2007 Equity Incentive Plan, as amended;

•	the issuance of 5,353 shares of Common Stock under the Company’s 2007 Employee Stock Purchase Plan, as amended; and

•	the cancellation of 65 shares of Common Stock related to reverse stock split adjustments.

The Company held a Special Meeting of Shareholders on June 17, 2011. At the meeting, shareholders approved the proposal to amend CTI’s Amended and Restated Articles of Incorporation to increase in the total number of authorized shares of the Company from 201,666,666 to 284,999,999 and an increase in the Company’s authorized shares of Common Stock from 200,000,000 to 283,333,333.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $38.9 million in cash and cash equivalents as of June 30, 2011. This amount does not include a majority of the proceeds from a registered offering announced on June 30, 2011, which closed on July 5, 2011 (the “Closing Date”) pursuant to which the Company entered into an agreement to sell approximately $30 million of shares of its Series 13 Preferred Stock and warrants to purchase shares of its Common Stock in a registered offering to institutional investors (the “Investors”). Each share of Series 13 Preferred Stock was convertible at the option of the holder, at any time during its existence, into approximately 588 shares of Common Stock at a conversion price of $1.70 per share of Common Stock, for a total of 17,647,057 shares of Common Stock. As of July 6, 2011, all 30,000 shares of Series 13 Preferred Stock were converted and the investors received all 17,647,057 shares of the Common Stock issuable upon conversion. The Company received approximately $27.9 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses. In connection with the offering, the investors received warrants to purchase up to 8,820,000 shares of Common Stock. The warrants have an exercise price of $2.15 per warrant share, for total potential additional proceeds to the Company of approximately $19.0 million upon exercise of the warrants. The warrants are exercisable beginning six months and one day from the date of issuance and terminate five years and one day after the date of issuance. For further information about this registered offering please refer to the press releases disseminated on June 30, 2011 and July 6, 2011.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the European Medicines Agency, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may not accept the Company’s special protocol assessment and/or the proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that the EMA may not approve the Company’s marketing authorization application after review, that accelerated approval by the FDA of pixantrone may not be possible or occur, that the Company may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the FDA, the OND, and/or the DODP, that the Company’s interpretation of the guidance provided by the OND and/or the DODP may be different than the intent of the OND and/or the DODP, that the OND and/or the DODP may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review of the NDA that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that the FDA may require an additional clinical trial of pixantrone, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that the Company may not be able to re-submit the pixantrone NDA quickly, that the Company may not be able to file the additional information for the NDA later this year, that the Company may not obtain approval of the NDA from the FDA in the first half of 2012, that the Company cannot guarantee that it will maintain compliance with the NASDAQ listing standards, and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors